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                                                                    EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
NetObjects, Inc.

    We consent to the incorporation herein by reference of our reports dated December 21, 1998, except as to Note 1(d), which is as of May 6, 1999, relating to the consolidated balance sheets of NetObjects, Inc. and subsidiary as of September 30, 1997 and 1998, and the related statements of operations, stockholders' deficit, and cash flows for the period from November 21, 1995 (inception) to September 30, 1996, and for each of the years in the two-year period ended September 30, 1998, and the related consolidated financial statement schedule, which reports appear in the Form S-1 of NetObjects, Inc. dated May 7, 1999.

                                          /s/ KPMG LLP

Mountain View, California
May 27, 1999